Exhibit 4(a)

Protective Life Insurance Company

PROTECTIVE LIFE INSURANCE COMPANY / P.O. BOX 2606 / BIRMINGHAM, ALABAMA 35202
A STOCK COMPANY

Master Contract Application
Group Flexible Premium Deferred Modified Guaranteed Annuity Contract

The Trustee of the Protective Life MGA Trust hereby applies to Protective Life Insurance Company for a Group Flexible Premium Deferred Modified Guaranteed Annuity master contract to be issued in Des Moines, Iowa.

Patty Ashbaugh, as Trustee, for Bankers Trust Company, N.A.
Name

Vice President
Title

/s/ Patty Ashbaugh
Signature

1/7/04	140321837
Date	Trust Number

Protective Life MGA Trust
Name of Trust

ProSaver Platinum MGA
Name of Product

IPD-2084
Policy Form #

GMA-2084	12/03

PROTECTIVE LIFE INSURANCE COMPANY
P. O. BOX 2606

BIRMINGHAM, ALABAMA 35202

ENDORSEMENT

The Contract or Certificate to which this Endorsement is attached is amended as of its effective date, as follows:

If you cancel this Contract during the first ten days after you first receive it according to the “Right to Return” provision of the face page of the Contract, the amount we return to you will equal the Account Value on the date we receive your written cancellation request, adjusted by the Market Value Adjustment.

For the purpose of determining the Market Value Adjustment during the ten day cancellation period, we will identify a Treasury Rate each day. The current Treasury Rate (“C” in the Market Value Adjustment formula on the Schedule of this Contract) will be the Treasury Rate identified on the date we receive your written cancellation request.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ Deborah J. Long
Deborah J. Long
Secretary

IPD-2092V	7/99

CERTIFICATE

Individual Certificate issued under the Group Modified Guaranteed Annuity Contract
Account Value is subject to a Market Value Adjustment
Non-Participating

This Certificate is a summary of your rights under the Group Modified Guaranteed Annuity Contract (“Contract”) identified on the Schedule. This Certificate is subject to all provisions of the Contract, whether or not summarized in this Certificate. The Contract alone governs the rights of the parties. A copy of the Contract will be furnished on request.

Protective Life Insurance Company certifies that the person named as Participant on the Schedule is a Participant under the Contract.

YOU HAVE THE RIGHT TO RETURN THIS CONTRACT. You may cancel this Contract within twenty days after you receive it by returning the Contract to our Home Office or to our Agent, with a written request for cancellation. The Contract will be as though it had never been issued. We will promptly return any Annuity Deposit made.

/s/ Deborah J. Long	/s/ John D. Johns
Deborah J. Long	John D. Johns
Secretary	President

PROTECTIVE LIFE INSURANCE COMPANY
P.O. Box 2606
Birmingham, Alabama 35202
(205) 879-9230
(A Stock Insurance Company)

Form No. IPD-2084	12/97

CONTRACT

Patty Ashbaugh, as Trustee for Bankers Trust Company, N. A.
Contract Holder

140321837	January 7, 2004
Trust Account #	Contract Effective Date

Separate Account

The assets supporting this Contract are held in a Separate Account. All values will be determined as provided in the Contract, without regard to the actual investment performance of the Separate Account.

Surrender Charge

The Surrender Charge is equal to the Surrender Charge Percentage indicated below, applied to the amount of each full or partial surrender requested less any amount available under the “Interest Withdrawal” provision of the Certificate at the time of the surrender.

Number of Completed Years in a Guaranteed Period	Surrender Charge Percentage
0	6%
1	6%
2	5%
3	4%
4	3%
5	2%
6	1%
7+	0%

Market Value Adjustment

The Market Value Adjustment is equal to the Market Value Adjustment Percentage indicated below, applied to the amount of each full or partial surrender requested less any amount available under the “Interest Withdrawal” provision of the Certificate at the time of the surrender.

Market Value Adjustment Percentage = (C - I + 0.25%) x (N/12), where:

C = the Treasury Rate currently established for the same term as the Guaranteed Period from which the surrender is being made;

I = the Treasury Rate initially established for the Guaranteed Period from which the surrender is being made;

N = The number of months remaining in the Guaranteed Period from which the surrender is being made.

The Treasury Rate is the annual effective interest rate credited to United States Treasury instruments, as published by a nationally recognized source. On the fifteenth day and the last day of each month, the Company will identify a Treasury Rate for each Guaranteed Period. The method used by the Company to determine the Treasury Rates under this Contract shall be consistent and is binding upon any Participant, Annuitant and Beneficiary.

INDEX

Schedule	2
Definitions	4
General Provisions	5
Control Provisions	7
Premium Taxes	8
Surrenders - Termination	8
Interest Credited and Guaranteed Periods	9
Annuity Options	9
Annuity Tables	10

DEFINITIONS

Account Value - The sum of all Sub-Account Values.

Annuitant - Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant and is named on the Schedule.

Annuity - A series of predetermined periodic payments.

Annuity Commencement Date - The date on which annuity payments begin. This date is indicated on the Schedule.

Annuity Deposit(s) - Annuity Deposits (less Premium Taxes, if applicable) made and allocated to the Guaranteed Period(s) you select under this Certificate. Each Annuity Deposit and each allocation to a Guaranteed Period must be at least $10,000. We reserve the right to limit the amount of your Annuity Deposits. Only one Certificate will be issued regardless of the number of Annuity Deposits you make.

Beneficiary - The person entitled to receive the benefits under this Certificate, if any, upon the death of any Participant.

Primary - The person named to receive the death benefits upon any Participant’s death. Upon the death of any Participant, the surviving Participant, if any, will become the Primary Beneficiary.

Contingent - The person named to receive the death benefits if the Primary Beneficiary is not living at the time of a Participant’s death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of a Participant’s death, the Estate of the deceased Participant will be the Beneficiary.

Irrevocable - An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, or to exercise certain other rights.

Certificate - The individual Certificate issued by the Company to a Participant. Your Certificate summarizes the provisions of the Contract.

Certificate Date - The date shown on the Schedule and on which this Certificate takes effect. Certificate Years are measured from the Certificate Date.

Contract - The Group Modified Guaranteed Annuity Contract under which this Certificate has been issued.

Guaranteed Period - The period for which either an Initial or Subsequent Guaranteed Interest Rate will be credited to a Sub-Account under a Contract. Guaranteed Periods will be designated as being either “Initial” or “Subsequent”.

Home Office - 2801 Highway South, Birmingham, Alabama.

Initial Guaranteed Interest Rate - The effective rate of interest, calculated after daily compounding of interest has been taken into account, which is used in determining the interest credited to a Sub-Account under this Certificate during the Initial Guaranteed Period. This rate is specified on the Schedule.

Market Value Adjustment - The adjustment made to a Sub-Account Value when a full or partial surrender is requested prior to the end of an Initial or Subsequent Guaranteed Period. The Market Value Adjustment is explained on the Schedule.

Net Account Value - The sum of all Net Sub-Account Values.

Net Sub-Account Value - The Sub-Account Value after application of the Market Value Adjustment and deductions for any Surrender Charges and applicable Premium Taxes.

Participant - The person(s) named in the Schedule, herein referred to as “you” or “your”.

Sub-Account - Each Annuity Deposit will be allocated to one or more Sub-Accounts as directed by the Participant. Each Sub-Account will correspond to a specified Guaranteed Period and guaranteed interest rate selected by the Participant.

Sub-Account Value - The amount equal to that part of the Annuity Deposit allocated by a Participant to a Sub-Account or any amount transferred to a Sub-Account or Sub-Accounts at the end of a Guaranteed Period increased by all interest credited and decreased by amounts due to previous full or partial surrenders (including Surrender Charges, Market Value Adjustments, and Premium Taxes thereon) and previous interest withdrawals. The Sub-Account Value of each Sub-Account under this Certificate must be at least $10,000 at all times.

Subsequent Guaranteed Interest Rate - The effective rate of interest, calculated after daily compounding of interest has been taken into account, which is established by the Company for any applicable Subsequent Guaranteed Period.

Surrender Charge - A Surrender Charge, if applicable, is deducted from any Sub-Account Value from which a full or partial surrender is made prior to the end of an Initial or Subsequent Guaranteed Period. The Surrender Charge is explained on the Schedule.

Writing - A written form satisfactory to the Company and filed at the Home Office of the Company in Birmingham, Alabama. All correspondence should be sent to P.O. Box 2606, Birmingham, Alabama 35202.

GENERAL PROVISIONS

Entire Contract

The Contract, this Certificate and any endorsements attached hereto, and the Application, a copy of which is attached, constitute the entire contract. A Certificate is a summary of the Contract.

Modification

No change or waiver of the terms of this Contract is valid unless made by us, in Writing, and approved by our President, Vice President, or Secretary. We reserve the right to change the provisions of the Contract and this Certificate issued under the Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency.

Error in Age or Sex

Questions in the Application concern the Annuitant’s date of birth and sex. If the date of birth or sex given is not correct, the benefits under this Contract shall be adjusted to the amount which would have been payable at the correct age and sex. If we made any underpayments on account of any misstatement, the amount of any underpayment shall be immediately paid in one sum. Any overpayments made shall be deducted from the current or succeeding payments due under the Contract.

Assignment

Upon notice to us, you may assign your rights under this Contract. The assignment must be in Writing and filed with us. We assume no responsibility for the validity of any assignment. Any claim under any assignment shall be subject to proof of interest and the extent of the assignment.

Settlement

Any payment by us under this Contract is payable at our Home Office. The Participant may elect to apply settlement proceeds, including any full or partial surrender proceeds or the death benefit, to any payout option offered by us for such payments at the time the election is made.

Facility of Payment

If the Annuitant or Beneficiary is incapable of giving a valid receipt for any payment, we may make such payment to whomever has assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.

Proof of Age

Proof of age is required before the first payment under an Annuity Option involving lifetime payments.

Annual Reports

We will send you a report at least once per year showing your Account Value, Sub-Account Values and interest credited.

Annuity Commencement Date Changes

Upon thirty days notice in Writing, you may change the Annuity Commencement Date. The proposed Annuity Commencement Date you select cannot be before the end of any Guaranteed Period or later than the Certificate Year closest to the Annuitant’s 85th birthday.

Protection of Proceeds

To the extent permitted by law, no benefits payable under this Certificate will be subject to the claims of creditors of any payee.

CONTROL PROVISIONS

Annuitant

The Participant may change the Annuitant prior to the Annuity Commencement Date. The request must be in Writing. Once it is received and acknowledged at our Home Office, any change will relate back to and take effect on the date the request was signed. The Annuitant is the “Payee” for the purposes of the Annuity Table.

Beneficiary

The Beneficiary will be as shown in the Application. You may change the Beneficiary at any time. To make a change, we must receive a written request satisfactory to us at our Home Office. If the Beneficiary has been designated irrevocably, however, such designation cannot be changed or revoked without the Beneficiary’s written consent. Any such change will relate back to and take effect on the date the request was signed. We will not be liable for any payment we make before such request has been received and acknowledged at our Home Office. Any payment which has become due to an Annuitant and has not been paid prior to his or her death shall be paid to the Primary Beneficiary, if living; otherwise to the Contingent Beneficiary.

Death of the Annuitant or Participant

If an Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the Application will become the new Annuitant unless the Participant designates otherwise. If any Participant is not a natural person, the death or change of the Annuitant will be treated as the death of a Participant. If any Participant dies while this Certificate is in force prior to the Annuity Commencement Date, a Death Benefit will be payable to the Beneficiary.

Death Benefit

The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Home Office within 6 months of the date of death, the Death Benefit will equal the greater of: (1) the Account Value, less applicable Premium Taxes; or (2) the Net Account Value. If a claim is received past 6 months after the date of death, the Death Benefit will equal the Net Account Value. If any Participant of this Certificate is not a natural person, upon the change of the Annuitant, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under this Certificate, even though the Certificate may continue beyond a Participant’s death.

The Death Benefit may be taken in one sum immediately. In all events, the entire Death Benefit, including any interest accrued thereon, must be distributed within five years of the date of death unless:

(a)                                  it is payable over the life of the Beneficiary with distributions beginning within one year of the date of death; or

(b)                                 it is payable over a period not extending beyond the life expectancy of the Beneficiary with distributions beginning within one year of the date of death; or

(c)                                  the deceased Participant’s spouse is the Beneficiary and, in lieu of receiving the Death Benefit, continues the Certificate and becomes the new Participant.

If the deceased Participant’s spouse continues the Certificate and becomes the new Participant, upon such spouse’s death, a Death Benefit will become payable to the new Beneficiary (determined at the time of the spouse’s death). the Death Benefit, including any interest accrued thereon must be distributed within five years of the spouse’s death.

PREMIUM TAXES

Premium Taxes (including any related retaliatory taxes, if any) will be deducted, if applicable. Premium Taxes may be deducted, as provided under applicable law, from the Annuity Deposit when received, upon full or partial surrender, or from the amount applied to effect an Annuity at the time the annuity payments commence. Premium Taxes may also be deducted from the Death Benefit.

SURRENDERS - TERMINATION

Full surrenders may be made at any time. Partial surrenders may only be made if each remaining Sub-Account Value is at least $10,000. You must specify the Sub-Accounts from which the partial surrender is to be made. If the Sub-Account specified has the same Guaranteed Period as any other Sub-Account, the partial surrender must come from the Sub-Account with the shortest time remaining in the Guaranteed Period.

Surrender Charges and Market Value Adjustments will not apply to full or partial surrenders made at the end of an Initial or Subsequent Guaranteed Period. The Surrender Value will equal the Sub-Account Value on this date. A request for a surrender at the end of an Initial or Subsequent Guaranteed Period must be received in Writing within twenty days prior to the end of such an Initial and Subsequent Guaranteed Period.

The Surrender Value will be calculated by the Company using the following formula:

(A - S - M - P), where:

A = the amount of the full or partial surrender;

S = the amount of Surrender Charge;

M = the amount of the Market Value Adjustment;

P = the amount of unpaid Premium Taxes, if any.

The Company may defer payment of any partial or full surrender for the period permitted by law. In no event will this deferral of payment exceed 6 months from the date of receipt of the election to surrender partially or fully.

Interest Withdrawals

If you notify the Company in Writing at any time during the current Certificate Year, the Company will send you all or a portion of the interest credited during the prior Certificate Year. You may only make one withdrawal during a Certificate Year. No Surrender Charge or Market Value Adjustment will be imposed on such interest withdrawals.

INTEREST CREDITED AND GUARANTEED PERIODS

The portion of each Annuity Deposit allocated to a Sub-Account will earn interest at the Initial Guaranteed Interest Rate for each Certificate Year during the Initial Guaranteed Period selected for that Sub-Account. A Guaranteed Period is the period of years for which a rate of interest is guaranteed. You may select from any Guaranteed Period offered by the Company under the Contract at the time the Annuity Deposit or transfer is made. However, Guaranteed Periods cannot extend beyond the Annuity Commencement Date.

You may not transfer a Sub-Account Value to any existing or new Sub-Account(s) prior to the end of the Sub-Account’s Guaranteed Period. At the end of any Guaranteed Period a Subsequent Guaranteed Period will begin. Unless you elect a different duration from among those then offered by us within twenty days prior to the end of the previous Guaranteed Period, your Sub-Account Value will be automatically transferred to a Subsequent Guaranteed Period of either (1) the same duration as your previous Guaranteed Period if then offered by us; or (2) the shortest duration then offered by us which is closest to the same duration as your previous Guaranteed Period.

Your Sub-Account Value at the beginning of any Subsequent Guaranteed Period will be equal to your Sub-Account Value at the end of the Guaranteed Period just ending. The Sub-Account Value will earn interest at the Subsequent Guaranteed Interest Rate for each Certificate Year in the Subsequent Guaranteed Period. At your request within twenty days prior to the end of any Guaranteed Period, the Company will notify you of the then effective Subsequent Guaranteed Interest Rate. The actual Subsequent Guaranteed Interest Rate will be determined at the beginning of the Subsequent Guaranteed Period.

ANNUITY OPTIONS

Annuity Benefit

If the Annuitant is alive on the Annuity Commencement Date and unless directed otherwise, the Company will apply the Net Account Value according to the Annuity Option elected.

You may elect to have all or a part of the Net Account Value applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of an election, the Net Account Value will be applied on the Annuity Commencement Date under Option 2 - Life Income with Payments for a 10 Year Guaranteed Period. Elections of any of these options must be made in Writing to the Company at least 30 days prior to the date such election is to become effective.

If the Annuitant or Participant dies on or after the Annuity Commencement Date, any remaining payments will be distributed at least as rapidly as under the method of distribution being used at the time of death.

Annuity Options

Option 1 - Payment For a Fixed Period. Equal monthly payments will be made for any period of not less than 5 nor more than 30 years. The amount or each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due.

Option 2 - Life Income with Payments for a Guaranteed Period. Equal monthly payments are based on the life of the named Annuitant. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

Option 3 - Payments of a Fixed Amount. Equal monthly payments will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by us, but not less than an effective interest rate of 4% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

Minimum Amounts - We reserve the right to pay the total amount of this Certificate in one lump sum, if less than $5,000. If monthly payments are less than $100, we may make payments quarterly, semi-annually, or annually, at our option.

All elected Annuity Options must comply with current Federal and state statutes and Internal Revenue Service Regulations. If we have available, at the time an Annuity Option is elected, options or rates on a more favorable basis than those guaranteed, the higher benefits shall apply.

ANNUITY TABLES

The attached Annuity Tables show the dollar amount of the monthly payments for each $1,000 applied. The tables are based on the 1983 Individual Annuitant Mortality Table A projected 4 years with interest at 4% per annum. One year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1987.

Individual Certificate issued under the Group Modified Guaranteed Annuity Contract
Account Value is subject to a Market Value Adjustment
Non-Participating

IPD-2084	12/97

MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

OPTION 1 TABLE			OPTION 2 TABLE
Payments for a			Life Income with Payments
Fixed Period			for a Guaranteed Period
Years	Monthly	Age of	10 Years		20 Years
Female	Payment	Payee	Male	Female	Male	Female

5	18.32	59	5.29	4.83	4.98	4.68
6	15.56	60	5.40	4.92	5.04	4.74
7	13.59	61	5.51	5.01	5.10	4.81
8	12.12	62	5.63	5.10	5.17	4.88
9	10.97	63	5.75	5.21	5.24	4.95
10	10.06	64	5.88	5.32	5.30	5.02
11	9.31	65	6.02	5.43	5.37	5.09
12	8.69	66	6.16	5.55	5.43	5.17
13	8.17	67	6.31	5.68	5.49	5.24
14	7.72	68	6.47	5.82	5.55	5.31
15	7.34	69	6.63	5.97	5.60	5.38
16	7.00	70	6.79	6.12	5.65	5.45
17	6.71	71	6.96	6.28	5.70	5.51
18	6.64	72	7.13	6.45	5.74	5.58
19	6.21	73	7.31	6.63	5.78	5.64
20	6.00	74	7.48	6.81	5.82	5.69
21	5.81	75	7.66	7.00	5.85	5.74
22	5.64	76	7.84	7.20	5.88	5.78
23	5.49	77	8.02	7.40	5.90	5.82
24	5.35	78	8.20	7.60	5.92	5.85
25	5.22	79	8.37	7.81	5.94	5.88
26	5.10	80	8.54	8.10	5.96	5.91
27	5.00	81	8.70	8.21	5.97	5.93
28	4.90	82	8.85	8.41	5.98	5.95
29	4.80	83	8.99	8.59	5.98	5.96
30	4.72	84	9.12	8.77	5.99	5.97
		& over	9.25	8.93	5.99	5.98

Rates for monthly payments for ages not shown in the above tables will be calculated on the same basis as those shown and may be obtained from us. The basis for these calculations is the 1983 Individual Annuitant Mortality Table A projected 4 years with interest at 4% per annum.

IPD-2084	12/97

Annuity Application	Protective Life Insurance Company 3-1 IPD P.O. Box 10648 Birmingham, Alabama 35202-0648

Owner/Participant Name, Street, City, State, Zip Code	Male Female	Birthdate (Mo./Day/Yr.) Tax ID/Social Security No.
Joint Owner/Participant (if any) Name, Street, City, State, Zip Code	Male Female	Birthdate (Mo./Day/Yr.) Tax ID/Social Security No.

Annuitant (if other than Owner/Participant) Name, Street, City, State, Zip Code	Male Female	Birthdate (Mo./Day/Yr.) Tax ID/Social Security No.

Primary Beneficiary Name, Address, Relationship & Percentage	Plan Type - Check Only One (See instructions on back.)
Tax ID/Social Security No.	Non-Qualified CD Transfer IRA Transfer IRA ROTH IRA	1035 Exchange IRA Rollover IRA Direct Rollover TSA Direct Rollover

Contingent Beneficiary Name, Address, Relationship & Percentage	Replacement: Do you have an existing annuity contract or life insurance policy? Yes ☐ No ☐ Will this annuity change or replace any existing annuity contract or life insurance policy? Yes ☐ No ☐
Tax ID/Social Security No.	(If yes, indicate company name and policy # in Special Remarks section on back.)

TOTAL ANNUITY DEPOSIT $

3-Yr. $	4 Yr. $	5-Yr. $	6-Yr.$

7-Yr. $	8 Yr. $	9-Yr. $	10-Yr. $

I (we) authorize Protective Life to automatically transfer each Guaranteed Period(s) at renewal to the       Guaranteed Period. If the Subsequent Guaranteed Period is not available due to my (our) age, I (we) elect to renew to the longest Guaranteed Period available. I (we) may change my (our) election at any time prior to the expiration of the current Guaranteed Period.

Rate Lock: Available for 1035 Exchanges, Direct Transfers and Direct Rollovers. See information on back.
Yes, please lock-in my rate for 60 days. The estimated amount of my exchange/transfer is $				.
No, please give me the rate in effect when my money is received at Protective Life.

Other Protective Life Annuities: Have you purchased other Protective Life Annuities this calendar year? Yes ☐ No ☐

AUTHORIZATION AND ACKNOWLEDGMENT: I (We) declare to the best of my (our) knowledge and belief that all of the answers herein are complete and true. I (We) agree that this Application shall be part of my (our) Certificate/Contract issued by the Company. If this Application is declined, the Company will have no liability except to return the Annuity Deposit.

I (We) understand that this Contract/Certificate contains a Market Value Adjustment.

Signed At:	Date:

Signature of Owner/Participant	Signature of Joint Owner/Participant

Signature of Annuitant: (if other than Owner)	Witness:

An annuity contract is not a deposit or obligation of, or guaranteed by any bank or financial institution. It is not insured by the Federal Deposit Insurance Corporation or any other government agency and is subject to investment risk, including the possible loss of principal.

IPD-2081	5/03

Special Remarks:

AGENT REPORT

I certify that I have given a current Prospectus to the owner(s) named on this application.                              ☐ Yes   ☐ No

To the best of my knowledge and belief, the annuity being applied for ☐ does ☐ does not replace or change any other annuity or insurance.

Agent’s Signature:	Print Agent Name:

Broker/Dealer Name (if applicable)	Protective Life Agent Number:

Branch:	Phone No:

Client Account No. (if applicable)	Agent Social Security No:.

IMPORTANT INFORMATION REGARDING RATE LOCK

If “yes” is selected, and the money is received within 60 days from the date the application is received, you will receive the rate in effect on that date, regardless of whether the rate goes up or down. If the money is received after the 90 day period, you will receive the rate in effect on the date the money is received by Protective Life.

EXPLANATION OF PLAN TYPES

Non-Qualified - Money which did not originate in an IRA, TSA, Pension, Profit Sharing, or 401K Plan.

1035 Exchange - The tax free exchange of a non-qualified annuity or life insurance contract for one issued by another insurance company.

CD Transfer - The direct transfer of non-qualified proceeds from a maturing certificate of deposit into an annuity.

IRA Rollover - The deposit of qualified funds originating from the distribution of proceeds from an IRA, IRA Rollover, TSA,

Pension, Profit Sharing, or 401K Plan. The rollover must be made within 60 days after the distribution. If taxes were withheld, out of pocket money may be added to make up the full distribution amount.

IRA Transfer - The direct transfer of IRA funds originating from the distribution of assets in an IRA. These distributions/deposits are not reported to the IRS.

Direct IRA Rollover - The direct rollover of qualified funds originating from the distributions of assets in a TSA, Pension, Profit Sharing, or 401K plan into an IRA Rollover. These distributions/deposits are reported to the IRS. This method avoids mandatory withholding taxes.

IRA (indicate contribution & tax year in SPECIAL REMARKS) - Use for annual IRA contributions.

TSA Direct Rollover - The direct rollover or transfer of assets distributed from a 403 (b) plan into another 403 (b) program. These distributions/deposits are reported to the IRS. This method avoids mandatory withholding taxes.

Send Application To:

Regular Mail:	Overnight Mail:
IPD Annuity Services 3-1 IPD	IPD Annuity Services 3-1 IPD
Protective Life Insurance Company	Protective Life Insurance Company
P.O. Box 10648	2801 Highway 280 South
Birmingham, AL 35202-0648	Birmingham, AL 35223

IPD-2081	5/03